Exhibit 10.22

January 16, 2014

Equity Commitment and Indebtedness Repayment Agreement

This equity commitment and indebtedness repayment agreement is entered into on and as of the date set forth above (this “Agreement”) and sets forth certain agreements among the undersigned individuals (collectively, the “Parent Members”), RCS Capital Corporation, a Delaware corporation (the “Company”), and AR Capital, LLC, a Delaware limited liability company (“AR Capital”), a Delaware limited liability company wholly-owned by the Parent Members.

The Company proposes to enter into an Agreement and Plan of Merger among the Company, Clifford Acquisition, Inc., a Delaware corporation, Cetera Financial Holdings, Inc., a Delaware corporation (“Target”), and the other parties thereto (the “Merger Agreement”), a copy of which has been delivered to the Parent Members in connection herewith, pursuant to which Target will become a subsidiary of the Company, upon the terms and subject to the conditions set forth therein. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

Each Parent Member DOES HEREBY agree, severally, and not jointly and severally, for the benefit of the Company, the special committee of the Company’s Board of Directors formed in connection with the transactions contemplated by the Merger Agreement, and the Company’s successors and assigns, to take the following actions at the Closing if (and only if) each of the conditions to the Closing set forth in Article III of the Merger Agreement are satisfied or waived by the party for the benefit of which such conditions exist (other than only those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver by the party for the benefit of which such conditions exist at the Closing):

1.	If, at or prior to the Closing, (a) a Well-Marketed, Underwritten Public Offering (as defined in the Equity Commitment Letter) is consummated and (b) Luxor Capital Group, LP or its affiliates purchase, in a private placement on a one-time basis, shares of New Stock (as defined in the Equity Commitment Letter) in connection with the closing of the Well-Marketed, Underwritten Public Offering (in the case of each of sub-clauses (a) and (b), on the terms and subject to the conditions set forth in the Equity Commitment Letter), then each Parent Member shall purchase from the Company, and the Company shall sell and issue to such Parent Member, that number of shares of Class A Common Stock, $0.001 par value, of the Company (“Company Common Stock”) equal to such Parent Member’s Proportionate Share (as defined below) of $10,000,000 of shares of Company Common Stock, at a price per share of Company Common Stock equal to the WMUPO Price (as defined below).

Equity Commitment and Indebtedness Repayment Agreement

2.	If, at or prior to the Closing, (a) a Well-Marketed, Underwritten Public Offering is not (or will not be) consummated or (b) Luxor Capital Group, LP or its affiliates do not (or will not) purchase, in a private placement on a one-time basis, shares of New Stock in connection with the closing of the Well-Marketed, Underwritten Public Offering in an amount resulting in at least $50,000,000 of net proceeds to the Company, then each Parent Member shall purchase from the Company, and the Company shall sell and issue to such Parent Member, up to that number of shares of Company Common Stock equal to such Parent Member’s Proportionate Share of the Additional Equity Commitment (as defined below), at a price per share of Company Common Stock equal to the Per Share Price (as defined below). The Company’s right to require each Parent Member to purchase its Proportionate Share of the Additional Equity Commitment will be exercised by delivery of the Additional Commitment Notice. The Company shall, after taking into account all other sources of funds and committed financings available to the Company, demand payment of the Additional Equity Commitment from the Parent Members by delivering the Additional Commitment Notice (as defined below) in such amount (up to the amount of the Maximum Equity Commitment) that is necessary for the Company to pay the Merger Consideration.

3.	At the Closing, each Parent Member shall pay its Proportionate Share of the “Obligations” (as defined in the Credit Agreement dated as of September 25, 2013, among RCAP Holdings, LLC, AR Capital, Bank of America, N.A., and the other parties thereto) that are outstanding as of the Closing (which such Proportionate Shares, collectively, shall equal 100% of the “Obligations” owed by the Borrower pursuant to the Credit Agreement), other than contingent Obligations not yet due and payable pursuant to the Credit Agreement; provided, however, that, upon the prior written election of a “Majority-in-Interest” of the “Members” (as defined in the RCAP Holdings LLC Agreement (as defined below)), AR Capital shall (instead of the Parent Members) pay all or a portion of such Obligations at the Closing and each Parent Member shall pay its Proportionate Share of any remaining Obligations not thereby paid by AR Capital.

The applicable purchase price for the shares of Company Common Stock to be issued and sold pursuant to this Agreement shall be paid by each such Parent Member on the Closing Date by wire transfer of immediately available funds to the account(s) designated in writing by the Company. The parties also agree that the Parent Members shall have, with respect to the shares of Company Common Stock issued and sold to the Parent Members pursuant to this Agreement, registration rights substantially similar to those set forth under the Registration Rights Agreement dated as of June 10, 2013 between the Company and RCAP Holdings.

Equity Commitment and Indebtedness Repayment Agreement

As used in this Agreement, the term (i) “Additional Commitment Notice” shall mean a written notice delivered by the Company to the Parent Members at least three business days prior to the Closing, (a) setting forth the aggregate price of the shares of Company Common Stock to be purchased by the Parent Members at the Closing pursuant to paragraph (2) of this Agreement, and (b) allocating the aggregate price payable among the Parent Members based on the Proportionate Share of each Parent Member, (ii) “Additional Equity Commitment” shall mean the aggregate purchase price for the shares of Company Common Stock to be purchased by the Parent Members at the Closing, not to exceed $60,000,000, as designated in writing in the Additional Commitment Notice, (iii) “Per Share Price” shall mean, as of the Closing Date, the volume-weighted average price of the shares of Company Common Stock during the 10 consecutive trading day period ending on the trading day immediately preceding the Closing Date, calculated, for each such trading day, by dividing the aggregate value of the shares of Company Common Stock traded on the principal securities exchange or securities market on which the shares of Company Common Stock are then traded during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of the shares of Company Common Stock traded on such principal securities exchange or securities market for such trading day, as adjusted for combinations, consolidations, subdivisions, stock splits or similar transactions occurring during such 10 consecutive trading day period, (iv) “Proportionate Share” shall mean, as to each Parent Member, such Parent Member’s Percentage Interest (as defined in the RCAP Holdings LLC Agreement), (v) “RCAP Holdings LLC Agreement” shall mean the Third Amended and Restated Limited Liability Company Operating Agreement of RCAP Holdings, LLC dated as of December 28, 2012, as amended or restated from time to time, and (vi) “WMUPO Price” shall mean the same per share purchase price offered to the public as set forth in the Well-Marketed, Underwritten Public Offering.

Except as otherwise required by applicable law, rule or regulation, each party hereto hereby agrees to keep in strict confidence and not disclose by any means of communication the terms and conditions of this Agreement; provided, however, that if a party hereto (the “Disclosing Party”) is required to disclose any of the terms and conditions of this Agreement in connection with a legal or administrative proceeding, the Disclosing Party will give the other parties hereto prompt written notice of such requirement so that the other parties may seek an appropriate protective order or other remedy, or waive compliance with the confidentiality provisions of this Agreement. If any of the other parties hereto seeks a protective order or other remedy, the Disclosing Party, at such other party’s expense, will cooperate with and assist such other party in such efforts. If such other party fails to obtain a protective order or it (and, for the avoidance of doubt, the other parties) waives compliance with the relevant provisions of this Agreement, the Disclosing Party will disclose only that portion of the terms and conditions of this Agreement which its legal counsel determines it is required to disclose, and will use its reasonable best efforts to obtain confidential treatment of the terms and conditions of this Agreement to be disclosed.

Equity Commitment and Indebtedness Repayment Agreement

This Agreement shall be binding upon each of the parties and their respective legal representatives, successors and assigns. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. This Agreement may be executed in one or more counterparts, all of which when taken together shall constitute one agreement. This Agreement is for the sole benefit of the parties to this Agreement and not for the benefit of any third party, except for (i) the special committee of the Company’s Board of Directors formed in connection with the transactions contemplated by the Merger Agreement and (ii) Target, each of which is an intended third-party beneficiary of, and shall be entitled to enforce, the obligations of the Parent Members set forth in this Agreement.

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Equity Commitment and Indebtedness Repayment Agreement

This Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

Company:

RCS Capital Corporation

By:	/s/ Edward Michael Weil, Jr.
Name: Edward Michael Weil, Jr.
Title: President
Dated: January 16, 2014

AR Capital:

AR Capital, LLC

By:	/s/ William M. Kahane
Name: William M. Kahane
Title: Managing Member
Dated: January 16, 2014

Parent Members:

/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Dated: January 16, 2014

/s/ William M. Kahane
William M. Kahane
Dated: January 16, 2014

/s/ Peter M. Budko
Peter M. Budko
Dated: January 16, 2014

Equity Commitment and Indebtedness Repayment Agreement

/s/ Brian S. Block
Brian S. Block
Dated: January 16, 2014

/s/ Edward M. Weil, Jr.
Edward M. Weil, Jr.
Dated: January 16, 2014

Acknowledged, and for purposes of the penultimate paragraph of this Agreement, agreed:

Cetera Financial Holdings, Inc.

By:	/s/ Nina McKenna
Name: Nina McKenna
Title: General Counsel
Dated: January 16, 2014